China Fire & Security Group, Inc. Announces First Quarter 2008 Financial Results

-	Record revenue of $14.7 million, an increase of 54.7% versus Q1 2007
-	Record GAAP net income of $4.7 million
-	Record GAAP EPS of $0.17 on the fully diluted basis
-	New contract wins of $4.3 million announced in March with Jiuquan Iron and Steel
-	New contract wins of $4.7 million announced in April with Datang International Power Generation
-	Conference call on Tuesday May 13, 2008 at 8:00 AM EST

BEIJING, May 12 -- China Fire & Security Group, Inc. (Nasdaq: CFSG) ("China Fire" or "the Company"), a leading industrial fire protection products and solutions provider in China, announced its financial results for the quarter ended March 31, 2008. The Company reported record quarterly revenue of $14.7 million, up 54.7% year-over-year, compared to $9.5 million reported in the first quarter of 2007. GAAP net income for the first quarter of 2008 was a record $4.7 million and the earnings per share (EPS) on the fully diluted basis was $0.17.

Key Financial Indicators
(All numbers in US dollar)

	Q1/2008	Q1/2007	Percent Change
Revenue	14,696,626	9,499,460	54.7%
Cost of Revenue	6,652,231	4,483,555	48.4%
Gross Profit	8,044,395	5,015,905	60.4%
Operating Expenses	3,394,683	1,739,232	95.2%
Income from Operations	4,649,712	3,276,673	41.9%
GAAP Net Income	4,740,780	4,130,116	14.8%
Non-GAAP Net Income	4,740,780	3,295,953	43.8%
EPS Basic	0.17	0.16	10.2%
EPS Diluted	0.17	0.15	10.1%
Non-GAAP EPS Diluted	0.17	0.12	38.0%

Financial Results

Revenue increased to a record $14.7 million in the first quarter of 2008, up 54.7 percent from $9.5 million in the first quarter of 2007. This increase was mainly attributable to the execution of more total solution contracts during this quarter and also reflects a significant increase in revenue from maintenance and service to $486 thousand from $121 thousand last year.

In the first quarter of 2008, the revenue from total solutions and system contracts increased 55.7 percent to $11.3 million, compared to $7.3 million in the same period of last year. The revenue from product sales increased 37.1 percent to $2.9 million, compared to $2.1 million of last year.

Gross profit for the quarter increased 60.4 percent to $8.0 million from $5.0 million for the same period of last year. The gross margin was 54.7 percent, an improvement over 52.8 percent of the first quarter of last year, due to the higher revenue contribution from the product sales of the Company's proprietary products, which enjoy higher margins.

"We are pleased to announce the continued growth in our core industrial sectors and improved margins in comparison to the same quarter of last year," commented Mr. Brian Lin, Chief Executive Officer of China Fire & Security Group, Inc. "Despite the impact from the snow storm during February and the usual slower business season for China Fire during the Chinese New Year in the first quarter, we are able to execute well on the signed projects and fulfill our product orders.”

Operating income was approximately $4.6 million, compared to $3.3 million for the same period of last year, representing 41.9 percent growth of operating income in the first quarter of 2008. The improvement in operating income was mainly attributable to the increase in our revenue and gross margin.

GAAP net income was approximately $4.7 million for the first quarter of 2008 as compared to approximately $4.1 million net income for the same period of 2007, which represent an increase of $0.6 million or 14.8 percent. Excluding a one-time non-cash gain of $0.8 million for the change in fair value of derivative in the first quarter of 2007, the Non-GAAP net income for the first quarter of 2007 was $3.3 million. Non-GAAP net income for the first quarter of 2008 increased 43.8 percent in comparison to the Non-GAAP net income of the first quarter of 2007. The reason for the increase in the net income was mainly due to the increase in revenues and improvement in gross margin. Non-GAAP diluted EPS was $0.17 for the first quarter of 2008 as compared to the Non-GAAP diluted EPS of $0.12 for the first quarter of 2007.

Balance Sheet and Cash Flow

As of March 31, 2008, China Fire had $15.1 million in cash and cash equivalents and working capital of $47.1 million. Net cash used by operating activities was approximately $1.9 million for the first quarter of 2008 as compared to $0.3 million net cash used by operating activities for the same period of 2007.

As of March 31, 2008, total liabilities stood at $21.4 million, while shareholders' equity totaled $57.0 million. This compares to total liabilities of $21.4 million and shareholders' equity of $50.2 million on December 31, 2007. Currently the Company has no long-term bank loan.

Business Outlook

"The outlook for our business remains strong. We will continue to benefit from the industrialization and urbanization in China. With the recent announcements of some contract wins, especially the contract wins with Datang International Power Generation, one of the largest power generation companies in China with annual power output of 118 billion kilowatt-hours in 2007, we are seeing increased business from all core industrial sectors. The management is confident that our strategies for sustained growth are working”, commented Mr. Brian Lin, Chief Executive Officer of China Fire.

“China Fire will execute on its growth strategy by focusing on organic growth including expanding into new industrial verticals, looking for potential strategic acquisitions, and entering into international markets. We don’t expect to be negatively impacted by a downturn in the US economy. We also do not expect to be negatively impacted by the Olympics Game in Beijing this August. Based on our current backlog and new projects in the pipeline, we are very optimistic that China Fire is able to exceed its 2008 full year guidance of $66.6 million in revenue, $22.3 million in net income and GAAP EPS Diluted of $0.78," concluded Mr. Lin.

Teleconference Information
China Fire & Security Group, Inc 2008 Q1 Earnings Results Conference Call

Date/Time:
May 13, 2008 (Tuesday) 8:00 a.m. EST

Conference Call:
Unite States: 1-800-860-2442
International: 1-412-858-4600
Passcode: China Fire 1st Quarter Earnings Call

Webcast /Audio Recording:
This call is being web cast by MultiVu and can be accessed by clicking on this link http://www.videonewswire.com/event.asp?id=48067 .

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. (Nasdaq: CFSG), through its wholly owned subsidiaries, Sureland Industrial Fire Safety Limited ("Sureland") and Tianjin Tianxiao Fire Safety Equipment ("Tianxiao"), is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, China Fire is engaged primarily in the design, manufacture, sale and maintenance services of a broad product portfolio including the detectors, controllers, and fire extinguishers. Via its nationwide direct sales force, China Fire has built a solid client base including major companies in the iron and steel, power and petrochemical industries throughout China. China Fire has a seasoned management team with strong focus on industrial standards and technologies. Currently, China Fire has 52 issued patents covering fire detection, system control and fire extinguishing technologies. Founded in 1995, China Fire is headquartered in Beijing with about 500 employees in more than 30 sales offices throughout China.

Cautionary Statement Regarding Forward-Looking Information

This presentation may contain forward-looking information about China Fire & Security Group, Inc. and its wholly owned subsidiary Sureland which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and China Fire & Security Groups' future performance, operations and products. This and other "Risk Factors" are contained in China Fire & Security Groups' public filings with the SEC.

For more information, please contact:

Robert Yuan, Chief Accounting Officer
China Fire & Security Group, Inc.
Tel: +86-10-8441-7848
Email: ir@chinafiresecurity.com

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	2008	2007
REVENUES
System contracting projects	$11,329,380	$7,276,508
Products	2,881,171	2,101,754
Maintenance services	486,075	121,198
Total revenues	14,696,626	9,499,460

COST OF REVENUES
System contracting projects	5,570,210	3,644,668
Products	841,882	828,702
Maintenance services	240,139	10,185
Total cost of revenues	6,652,231	4,483,555

GROSS PROFIT	8,044,395	5,015,905

OPERATING EXPENSE
Selling and marketing	1,162,062	551,410
General and administrative	1,798,710	1,011,044
Depreciation and amortization	167,262	126,483
Research and development	266,649	50,295
Total operating expense	3,394,683	1,739,232

INCOME FROM OPERATIONS	4,649,712	3,276,673

OTHER INCOME (EXPENSE)
Other income, net	96,299	-
Interest income, net	28,360	19,280
Investment Income	15,051	-
Change in fair value of derivative instruments	-	834,163
Total other income	139,710	853,443
INCOME BEFORE PROVISION FOR INCOME TAXES	4,789,422	4,130,116

PROVISION FOR INCOME TAXES	48,642	-

NET INCOME	4,740,780	4,130,116

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustment	2,066,916	295,559

COMPREHENSIVE INCOME	$6,807,696	$4,425,675

BASIC EARNINGS PER SHARE
Weighted average number of shares	27,556,893	26,461,678
Earnings per share	$0.17	$0.16

DILUTED EARNINGS PER SHARE
Weighted average number of shares	28,153,181	27,001,528
Earnings per share	$0.17	$0.15

CHINA FIRE & SECURITY GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007

ASSETS

	March 31,	December 31,
	2008	2007
	(UNAUDITED)
CURRENT ASSETS:
Cash	$15,111,922	$17,110,449
Restricted cash	4,345,297	3,829,927
Accounts receivable, net of allowance for doubtful accounts of $2,586,606 and
$2,483,359 as of March 31, 2008 and December 31, 2007, respectively	16,262,560	16,525,161
Notes receivable	3,867,484	3,315,811
Other receivables	1,289,520	748,195
Inventories	4,291,730	4,048,283
Costs and estimated earnings in excess of billings	20,417,138	13,068,036
Employee advances	526,791	1,307,433
Employee advances - officers and directors	14,654	18,682
Prepayments and deferred expenses	2,387,953	2,218,391
Total current assets	68,515,049	62,190,368

PLANT AND EQUIPMENT, net	6,803,292	6,568,250

OTHER ASSETS:
Accounts receivable - retentions	602,281	193,029
Deferred expenses - non current	32,492	21,234
Advances on building and equipment purchases	199,377	366,317
Investment in joint ventures	1,162,793	1,156,294
Intangible assets, net of accumulated amortization	1,156,237	1,150,935
Total other assets	3,153,180	2,887,809
Total assets	$78,471,521	$71,646,427

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,724,516	$6,327,182
Customer deposits	6,946,981	4,757,179
Billings in excess of costs and estimated earnings	1,555,297	4,882,217
Other payables	552,448	168,868
Accrued liabilities	5,539,274	4,214,530
Taxes payable	1,114,762	1,088,335
Total current liabilities	21,433,278	21,438,311

COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Common stock, $0.001 par value, 65,000,000 shares authorized,
27,556,893 shares issued and outstanding as of March 31, 2008
and December 31, 2007, respectively	27,556	27,556
Additional paid-in-capital	19,339,718	19,317,287
Statutory reserves	5,067,061	5,067,061
Retained earnings	26,968,875	22,228,095
Accumulated other comprehensive income	5,635,033	3,568,117
Total shareholders' equity	57,038,243	50,208,116

Total liabilities and shareholders' equity	$78,471,521	$71,646,427